UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2025

THE BANK OF NEW YORK MELLON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35651	13-2614959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Greenwich Street New York, New York	10286
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 495-1784

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	BK	New York Stock Exchange
6.244% Fixed-to-Floating Rate Normal Preferred Capital Securities of Mellon Capital IV (fully and unconditionally guaranteed by The Bank of New York Mellon Corporation)	BK/P	New York Stock Exchange
Depositary Shares, each representing a 1/4,000th interest in a share of Series K Noncumulative Perpetual Preferred Stock	BK PRK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 9, 2025, the Board of Directors (the “Board”) of The Bank of New York Mellon Corporation (the “Company”) elected Charles F. Lowrey as an independent member of the Board, effective February 15, 2026. With the election of Mr. Lowrey, the Company’s Board will consist of 12 directors.

Mr. Lowrey will receive customary compensation from the Company for serving as a director in accordance with the non-management director compensation program as described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 5, 2025 (the “Proxy Statement”).

A copy of the Company’s press release relating to the election of Mr. Lowrey as a director is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

(e) On December 8, 2025, the Human Resources and Compensation Committee (“HRCC”) of the Company unanimously voted to award the Company’s Chairman and Chief Executive Officer, Robin Vince, an equity award (the “Award”), consisting of Restricted Stock Units (“RSUs”) with a grant date value of $25.0 million and 869,263 stock options. As part of the approval process, the HRCC presented the proposal to the independent members of the Company’s Board on December 9, 2025, and it was unanimously supported. The grant date value of the RSUs and the exercise price of the options are based on the closing price of the Company’s stock on the grant date of the Award. The RSUs will vest and the options will become exercisable in two equal installments on the fifth and sixth anniversaries of the grant date, subject to Mr. Vince’s continued employment with the Company through the applicable vesting date. The net shares delivered upon the exercise of the stock options will be subject to a two-year holding period after such exercise.

Recognizing Mr. Vince’s bold, long-term vision for the Company, and the peer-leading shareholder value creation during his tenure to date, the independent members of the Board determined it is in the best interests of the Company and its shareholders to ensure that Mr. Vince continues to lead the Company for a significant number of years. In creating the Award, the Board considered the importance of leadership continuity amid a highly competitive landscape for executive leadership talent as well as market developments regarding CEO compensation. The Board recognizes the exceptional value of Mr. Vince in building a strong executive team and reinvigorating the Company’s culture, which has enabled the Company’s ongoing transformation and improved financial performance while making meaningful investments in the long-term success of the Company.

The Award is designed to ensure a strong alignment with shareholder interests and to promote long-term shareholder value creation as the value of both RSUs and stock options is directly linked to the Company’s stock price. Granted at an all-time high closing price of the Company’s stock, the Award also reflects the Board’s conviction in the significant future upside for the Company’s shareholders. The Award will be subject to the Company’s clawback and recoupment policy and stock ownership guidelines as described in the Company’s Proxy Statement.

The foregoing summary of the Award is qualified in all respects by reference to the text of the agreement that governs the Award.

The information presented in this Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, BNY’s leadership, prospects and shareholder value. These statements are not guarantees of future results or occurrences, are inherently uncertain and are based upon current beliefs and expectations of future events, many of which are, by their nature, difficult to predict, outside of the Company’s control and subject to change. Actual results may differ, possibly materially, from the anticipated results expressed or implied in these forward-looking statements as a result of a number of important factors, including, but not limited to, the factors identified above and the risk factors and other uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, the Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2025 and the Company’s other filings with the Securities and Exchange Commission. All statements in this Current Report on Form 8-K speak only as of the date of this filing and the Company undertakes no obligation to update the information to reflect events or circumstances that arise after that date or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of The Bank of New York Mellon Corporation, dated December 11, 2025

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bank of New York Mellon Corporation (Registrant)

Date: December 11, 2025	By:	/s/ Jean Weng
	Name:	Jean Weng
	Title:	Secretary

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